Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

INVESTORS:	MEDIA:
Renovis, Inc.	Euro RSCG Life NRP
John C. Doyle	Ernie Knewitz
(650) 266-1407	(212) 845-4253
doyle@renovis.com	ernie.knewitz@eurorscg.com

RENOVIS REPORTS THIRD QUARTER 2004 FINANCIAL RESULTS

South San Francisco, California – October 28, 2004 — Renovis, Inc. (Nasdaq: RNVS) today announced financial results for the third quarter and nine-months ended September 30, 2004.

Revenue for the quarter and nine-months ended September 30, 2004 was $656,000 and $2.0 million, respectively, compared to $0 and $4.5 million for the corresponding periods in 2003. All revenue in 2004 resulted from our collaboration with Genentech in the areas of neurological disorders and anti-angiogenesis. All revenue in 2003 resulted from milestone payments that we received from our exclusive licensee, AstraZeneca plc, when Cerovive® (NXY-059) entered Phase III clinical trials.

Research and development expenses for the third quarter and nine-month period ended September 30, 2004 were $8.6 million, and $22.2 million, respectively, compared to $5.2 million and $12.6 million during the same periods in 2003. The increase in research and development expenses reflect increased investments in our product development activities. During the first nine months of 2004, we conducted multiple clinical trials with REN-1654 in neuropathic pain and REN-213 in acute post-operative pain. In 2003, we did not commence any clinical trials until late in the third quarter. We also made additional investments in research facilities, personnel, and laboratory equipment and supplies during the first three quarters of 2004, which were needed to pursue research and development activities in our preclinical programs focused on neuroprotection, pain and neuroinflammatory diseases.

General and administrative expenses for the third quarter and nine-month period ended September 30, 2004 were $2.1 million and $6.3 million, respectively, compared to $1.4 million and $4.6 million during the same periods in 2003. The increases reflect our investments in intellectual property as we continued aggressively pursuing patent protection for the discoveries made in our preclinical drug development programs. We also added administrative resources in 2004 to support the expansion of our clinical and preclinical activities, and to accommodate increased reporting and regulatory requirements associated with operating as a public company following our initial public offering in February 2004.

Net loss for the third quarter of 2004 was $10.9 million compared to $50.3 million for the same period last year, which included a non-cash deemed dividend of $43.4 million associated with the issuance of convertible preferred stock in August 2003. Basic and diluted net loss per share in the third quarter was $0.45 compared with $50.34 in the third quarter of 2003, including the effect of the deemed dividend. Pro forma basic and diluted net loss per share in the third quarter was $0.45 in 2004 compared to $0.50 for the same period last year, excluding the deemed dividend. Net loss for the nine months ended September 30, 2004 was $29.4 million compared to $74.2 million for the corresponding period in 2003, which included the deemed dividend of $43.4 million and a one-time, non-cash charge of $17.3 million for the write-off of acquired in-process research and development (IPR&D) related to an asset acquisition. Basic and diluted net loss per share for the nine months ended September 30, 2004 was $1.41 compared to $82.57 for the same period in 2003. Pro forma basic and diluted net loss per share for the nine months ended September 30, 2004 was $1.27 in 2004 compared to $1.40 for the same period in 2003. The proforma basic and diluted net loss per share for the nine months ended September 30, 2003 excludes the deemed dividend and write-off of acquired in-process research and development.

At September 30, 2004, Renovis had $94.3 million in cash, cash equivalents and short-term investments.

Clinical Update

•	Our most advanced product candidate, Cerovive® (NXY-059), is a neuroprotectant currently in two Phase III clinical trials (SAINT I and II) to determine its effect on disability and neurological recovery in acute ischemic stroke patients. On October 14, 2004, we announced that our exclusive licensee, AstraZeneca, would continue the SAINT trials as planned based on a recommendation from the Independent Data and Safety Monitoring Board (IDMB) following its review of data on safety and stroke outcomes after a three-month follow-up period in 1,000 patients. The purpose of this analysis was to assess whether it would be futile (not meaningful) to continue the SAINT trials when looking at the degree of post-stroke disability experienced by patients who received drug as compared to patients who received placebo, and to determine if there were safety concerns. We also announced that in August 2004 enrollment was initiated in the CHANT (Cerebral Hemorrhagic And NXY-059 Treatment) trial to assess the safety and tolerability of 72 hours intravenous infusion of Cerovive® (NXY-059) in adult patients with acute intracerebral hemorrhage.

•	We are independently developing REN-1654 for neuropathic pain in two Phase II clinical trials. The first of these trials is planned to involve 90 patients with post-herpetic neuralgia (PHN) who developed PHN following an episode of shingles that began no more than 18 months prior to entering the study. Based on enrollment trends observed to date, we expect to report data from this trial in the first quarter of 2005. The second of the Phase II clinical trials with REN-1654 in neuropathic pain is a placebo-controlled trial that is planned to enroll 72 patients, all of whom developed leg pain associated with sciatica no more than 12 weeks prior to enrollment. We expect to report data from this study during 2005.

•	Based on a review of data from recently completed clinical trials of REN-213 in post-surgical and acute episodic pain patients we do not intend to advance REN-214, a nasally administered formulation of REN-213, into clinical trials.

“The recent recommendation of the IDMB to continue the SAINT trials as planned after reviewing data on safety and patient outcomes, and the initiation last August of enrollment in the CHANT trial mark important progress in the development of Cerovive® (NXY-059),” said Corey Goodman, Ph.D., President and Chief Executive Officer of Renovis. “I am equally pleased with the progress we have made at Renovis on several of our other programs. We plan to report data from the Phase II trial of REN-1654 in PHN patients during the first quarter next year and the preclinical data we are developing in the oral cytoprotectant program continues to support our enthusiasm for the significant potential of our molecules across a wide range of major medical needs.”

2004 Financial Guidance

Financial projections involve a high level of uncertainty due, among many factors, to the variability involved in predicting clinical trial enrollment rates and results, requirements of early stage research programs, and the potential that we may enter into new licensing agreements or strategic collaborations. We intend to provide future updates to financial guidance when we release results for each quarter or upon the announcement of material corporate events.

For the year ending December 31, 2004, we reiterate the following guidance:

•	Total contract revenue from existing agreements of approximately $2.6 million; and

•	Total operating expenses, excluding the amortization of stock-based compensation, of $35 million to $40 million.

Conference Call and Webcast Information

Corey S. Goodman, Ph.D., President and CEO, and John C. Doyle, Vice President of Finance and CFO, will review third quarter results via webcast and conference call on Thursday, October 28, 2004 at 4:30 p.m. Eastern Daylight Time. To access the call by live webcast, please log on to the Investor Relations section of our website at www.renovis.com. A playback of the call and archive of the webcast will be available through November 4, 2004. To access a playback of the call, please dial 1-888-286-8010 (in the United States) or 1-617-801-6888 (international). The reservation number is 60680301.

About Renovis

Renovis is a biopharmaceutical company developing drugs to treat neurological diseases and disorders. Our most advanced product candidate is Cerovive® (NXY-059), an intravenous drug for acute ischemic stroke that is in Phase III clinical trials with our exclusive licensee, AstraZeneca plc. We are independently developing REN-1654, an oral drug for neuropathic pain in Phase II clinical trials. Our research and development programs focus on major medical needs in the areas of neuroprotection, pain and neuroinflammatory diseases.

For additional information about us, please visit www.renovis.com.

Cerovive® is a registered trademark of AstraZeneca plc. All other product names and marks are or may be trademarks or registered trademarks used to identify products or services of their respective owners.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding our strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. We may not actually achieve these plans, intentions or expectations and Renovis cautions investors not to place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. Various important factors could cause actual results or events to differ materially from the forward-looking statements that we make, including risks related to: our heavy dependence on the success of Cerovive® (NXY-059), which is still under development; our dependence on our strategic collaboration with AstraZeneca; AstraZeneca’s success in obtaining regulatory approval to market Cerovive® (NXY-059); our ability to successfully develop other product candidates; obtaining, maintaining and protecting the intellectual property incorporated into our product candidates; and our ability to obtain additional funding to support our business activities. These and other risks are described in greater detail in the “Risk Factors” section of our Quarterly Report on Form 10-Q, which was filed with the Securities and Exchange Commission on August 16, 2004. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. We do not assume any obligation to update any forward-looking statements.

RENOVIS, INC.

Condensed Statements of Operations

(All amounts in thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Contract revenue	$656	$—	$1,969	$4,500

Operating expenses:
Research and development	8,577	5,249	22,192	12,587
General and administrative	2,092	1,373	6,276	4,594
Amortization of employee stock-based compensation	1,177	310	3,610	644
Acquired in-process research and development	—	—	—	17,305

Total operating expenses	11,846	6,932	32,078	35,130

Loss from operations	(11,190)	(6,932)	(30,109)	(30,630)

Other income (expense)	339	(6)	749	(151)

Net loss	(10,851)	(6,938)	(29,360)	(30,781)
Deemed dividend upon issuance of convertible preferred stock	—	(43,393)	—	(43,393)

Net loss attributable to common stockholders	$(10,851)	$(50,331)	$(29,360)	$(74,174)

Basic and diluted net loss per share	$(0.45)	$(50.34)	$(1.41)	$(82.57)

Shares used to compute basic and diluted net loss per share	24,265,528	999,846	20,763,786	898,267

Pro forma basic and diluted net loss per share	$(0.45)	$(3.62)	$(1.27)	$(7.73)

Pro forma basic and diluted net loss per share excluding write-off of IPR & D and deemed dividend		$(0.50)		$(1.40)

Shares used to compute pro forma basic and diluted net loss per share (1)	24,265,528	13,901,339	23,184,775	9,597,759

(1)	The pro forma basic and diluted loss per share amounts give effect to the automatic conversion of our outstanding convertible preferred stock into common stock as of the original date of issuance of the preferred stock.

RENOVIS, INC.

Condensed Balance Sheets

(in thousands)

	September 30, 2004	December 31, 2003
	(Unaudited)	(1)
Assets:
Cash and cash equivalents	$5,050	$1,752
Short-term investments	89,294	39,685
Prepaids and other current assets	2,375	2,314

Total current assets	96,719	43,751

Property and equipment, net	5,956	5,619
Other long-term assets	1,647	3,181

	$104,322	$52,551

Liabilities and stockholders’ equity (net capital deficiency):
Current liabilities	$8,945	$6,165
Long-term liabilities	3,952	1,672

Convertible preferred stock	—	123,266

Stockholders’ equity (net capital deficiency)	91,425	(78,552)

	$104,322	$52,551

(1)	Derived from audited financial statements at that date.